FOR IMMEDIATE RELEASE

IES Holdings Appoints Kelly C. Janzen to its Board of Directors

HOUSTON — May 13, 2025 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced the appointment of Kelly C. Janzen to its Board of Directors (“Board”), effective May 12, 2025.

“We’re excited to welcome Kelly to the Board,” said Jeff Gendell, IES’s Chairman and Chief Executive Officer. “Kelly’s extensive background in finance and accounting, as well as her experience in public company leadership roles, will make her a valuable contributor to our Board.”

Ms. Janzen brings over 30 years of experience in various financial leadership roles and has served as Executive Vice President and Chief Financial Officer of Vestis Corporation (NYSE: VSTS) since February 2025 after working with Vestis as a finance consultant since October 2024. Prior to joining Vestis, she was a finance executive in residence at the Fernweh Group from January to May 2024, working as Chief Financial Officer for Dabico Airport Solutions, and served as Senior Vice President, Chief Financial Officer, and Treasurer of BlueLinx Corporation (NYSE: BXC) from April 2020 to August 2023. Previously, Ms. Janzen served as Senior Vice President and Chief Accounting Officer of WestRock Company (NYSE: WRK), Vice President, Controller and Chief Accounting Officer of Baker Hughes (NYSE: BKR) and Vice President of Finance and Chief Accounting Officer of McDermott International Ltd. (Previously Nasdaq: MDR), in addition to holding progressive leadership roles in finance and accounting at General Electric. Ms. Janzen earned her Bachelor of Science degree in Accounting from Louisiana State University.

About IES Holdings, Inc.
IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 9,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com